Exhibit 99.1

QUARTER ENDED SEPTEMBER 30, 2013 Third Quarter Overview As of September 30, 2013 Arbors Harbor Town Apartments in Memphis, Tennessee SUMMARY Financial performance continues to improve Sale of eight Florida medical office buildings completed Renovation and repositioning of 1875 Lawrence nearing completion New investment in multifamily property in Texas Key operating properties continue to perform well Improved Financial Performance For the third quarter of 2013, funds from operations (FFO) was a loss of ($0.04) per share versus $0.01 per share for the same period last year. However, if we exclude one-time charges such as acquisition costs, FFO would have been break-even for this year’s third quarter. Year-to-date through the third quarter, FFO was a loss of ($0.07) per share versus a loss of ($0.05) for the same period last year. Again, excluding one-time items such as acquisition expenses during the nine-month period, FFO would have been $0.08 per share versus a loss of ($0.02) per share for the same period last year. Selected balance sheet items as of Sept. 30, 2013 (in millions) Cash and equivalents $ 101.8 Total assets $ 424.7 Total notes payable $ 212.1 Total liabilities $ 227.6 We operate with a mindful and prudent approach to debt, and the Company is well-positioned in respect to its debt. The Company has no maturing loans for the next twelve months and the next loan maturity is not until April 2015. As of September 30, 2013 the ratio of total debt to total assets was 49.9%. The weighted average interest rate was 3.7%, and the weighted average remaining loan term was 5.2 years. Positive Outlook The investments of Behringer Harvard Opportunity REIT II, Inc. (the Company) are performing well and management believes that the outlook for the Company is positive. During the third quarter, we have made progress in stabilizing portfolio assets and strengthening cash flow from operations. We also are continuing to develop a pipeline of real estate-related investments expected to create value and enhance cash flow from operations. Sale of Eight Florida Medical Office Buildings Completed We completed the sale of eight of the nine Florida medical office buildings, which was a major achievement for the third quarter. The contract sales price was $63 million. Proceeds of the sale were approximately $43 million in cash, after closing costs, fees and the assumption by the buyer of the existing indebtedness. This sale resulted in an estimated cash gain of approximately $11.7 million. and a simple average annual rate of return of 11%. The Company continues to own an 80% interest in the Palm Beach Gardens Medical Pavilion, which was 81% leased as of September 2013. We plan to continue our efforts to stabilize the Gardens Medical Pavilion and then sell it at some point in the future. The proceeds from the sale will be used for future acquisitions and capital improvements at existing assets. This is consistent with the Company’s value-creation strategy, and we have a solid track record of performance in this area. As assets are sold in the future, we will consider reinvesting proceeds in other value-creating opportunities, distributing proceeds to shareholders, or a combination of both. Decisions will be based on a number of factors, including our pipeline of potential investment opportunities. 1

QUARTER ENDED SEPTEMBER 30, 2013

II

BEHRINGERHARVARD
OPPORTUNITY REIT II, INC.

Solid Performance in Multifamily Communities

Since 2009, the Company has successfully invested in several value-added multifamily communities. We are already capturing the positive results of our ambitious asset management practices at two of our multifamily investments where renovations have been completed: Lakes of Margate and Arbors Harbor Town. We are optimistic that similar positive results will be achieved after renovations are complete at Wimberly at Deerwood and our recently acquired Parkside community.

Performance of Multifamily Communities (as of 9/30/2013)

	Lakes of Margate	Arbors Harbor Town	Wimberly at Deerwood	Parkside
Occupancy Rate	94%	98%	93%	93%
Monthly rent increase on renovated units since acquisition	+$209	+$189	+$100	Not applicable
In-place effective monthly rent per square foot	$1.32	$1.15	$1.06	$1.07
Effective monthly rent per square foot for the last 20 leases	$1.40	$1.36	$1.12	$1.18
Acquisition date	October 2011	December 2011	February 2013	August 2013
Status of renovation	Complete	Complete	13% complete	Begins January 2014

Operational Improvements at Courtyard by Marriott Kauai

Operating trends at the Courtyard by Marriott in Kauai, Hawaii are continuing to reflect dramatic improvement in operations. Strong group business and growing demand for banquet and catering services continued to be major drivers of the hotel's improving operating performance.

	First Nine Months of 2013 versus First Nine Months of 2012
Revenues	+38%
Occupancy Rate	+19%
Average Daily Rate	+20%
RevPAR	+44%
NOI	+$1.4 million

Increases in net operating income (NOI) have clearly illustrated the improving performance of the Courtyard by Marriott Kauai. For the full year of 2012, NOI increased $1.8 million representing a year-over-year improvement from negative NOI during 2011. During the first three quarters of 2013, NOI has continued this upward trend and we are expecting strong performance during the last months of this year. We expect our aggressive asset management strategies to result in similar performance improvements for this property in 2014.

PORTFOLIO SUMMARY

As of September 30, 2013

6 multifamily/student housing investments
4 office investments
1 hospitality investment
1 self-storage investment
1 mezzanine loan



The Lakes of Margate in Margate, Florida

13 portfolio investments overall

Click here to view the complete portfolio.

Renovation of 1875 Lawrence Nearly Complete

We expect to complete the renovation and repositioning of this Denver office property in early 2014. We are seeing strong demand for the renovated space which is illustrated by a triple-net lease that we recently executed at a rental rate greater than the rents we were receiving prior to the renovation and consistent with expectations. We also have received proposals from interested tenants that could potentially occupy up to 30% of the building, which was 51% leased as of the close of the third quarter.

Beyond these activities, we have identified a number of prospective tenants that we will continue to pursue to promote further lease-up. We plan to stabilize the building following the completion of renovations and position it for sale in 2015.

New Investment in Multifamily Property

During the third quarter, we closed on the acquisition of Parkside Apartments, a 240-unit multifamily property located in Sugar Land, Texas, a suburb of Houston. The contract price, excluding closing costs, was $21.5 million. The community is approximately 93% leased. We plan to make capital improvements to this property and further increase rents. This approach mirrors the successful value-creation strategies the Company has employed for other multifamily assets.

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QUARTER ENDED SEPTEMBER 30, 2013

BEHRINGERHARVARD
OPPORTUNITY REIT II, INC.

Conclusion

We will continue to manage the assets consistent with our value-creation objectives to maximize the ultimate return to investors. Our strategy is to further stabilize the existing portfolio of assets and prudently invest cash and the proceeds from asset sales into additional value-added opportunities. Our goals are to:

- Manage the portfolio consistent with value-creation objectives;
- Increase recurring cash flow;
- Select investments, employ non-traditional deal structures when prudent, and manage assets to improve value and control costs; and
- Seek out and take timely advantage of value-creating opportunities.

We will continue to target income-producing acquisitions including multifamily opportunities in states with strong economies, well-located office properties, investments in value-added real estate with in-place cash flow, and selected mezzanine financing opportunities that balance acceptable risk with the potential for attractive returns.

Financial Highlights

(in thousands, except per share amounts)	*3 mos. ended Sept. 30, 2013*	*3 mos. ended Sept. 30, 2012*	*9 mos. ended Sept. 30, 2013*	*9 mos. ended Sept. 30, 2012*
FFO	$ (962)	$ 360	$ (1,831)	$ (1,173)
FFO per share	$ (0.04)	$ 0.01	$ (0.07)	$ (0.05)
Distributions declared	$ -	$ -	$ -	$ 16,257
Distributions per share	$ -	$ -	$ -	$ 0.625
(in thousands)	*As of Sept. 30, 2013*	*As of Dec. 31, 2012*		
Total assets	$ 424,719	$ 379,066		
Total liabilities	$ 227,629	$ 192,533		

Reconciliation of FFO to Net Income (Loss)

(in thousands, except per share amounts)	*3 mos. ended Sept. 30, 2013*	*3 mos. ended Sept. 30, 2012*	*9 mos. ended Sept. 30, 2013*	*9 mos. ended Sept. 30, 2012*
Net income (loss) attributable to the REIT	$ 10,840	$ (3,101)	$ 12,522	$ (3,768)
Adjustments for[1]:				
Real estate depreciation and amortization[2]	3,585	3,461	11,603	10,933
Gain on sale of real estate[3]	(15,387)	-	(25,956)	(8,338)
FFO[4]	$ (962)	$ 360	$ (1,831)	$ (1,173)
GAAP weighted average shares: Basic and diluted	26,032	26,069	26,041	25,962
FFO per share	$ (0.04)	$ 0.01	$ (0.07)	$ (0.05)
Net income (loss) per share	$ 0.42	$ (0.12)	$ 0.48	$ (0.15)

[1]Reflects the adjustments for continuing operations as well as discontinued operations.
[2]Includes our consolidated amount and the noncontrolling interest adjustment for the third-party partners' share.
[3]For the three months ended September 30, 2013, includes our proportionate share of the gain on the sale of the original Florida MOB Portfolio. For the nine months ended September 30, 2013, includes our proportionate share of the gain on the sale of real estate related to the remaining three buildings at Interchange Business Center and the Original Florida MOB Portfolio. For the nine months ended September 30, 2012, includes our proportionate share of the gain on the sale of real estate related to Palms of Monterrey.
[4]Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor are they either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our third quarter Form 10-Q on file with the SEC.

Q4 AND FULL YEAR UPDATE CALL

Monday
MARCH
31

We hope you will join us for the fourth quarter and full-year update call on March 31, 2014, at 1:00 p.m. Central Time. We will send further details about this call in your next quarterly statement.





Parkside Apartments in Sugar Land, Texas

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15601 Dallas Parkway, Suite 600 Addison, TX 75001 866.655.3600 behringerinvestments.com FORWARD-LOOKING STATEMENTS This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT II, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Published 01/14 © 2014 Behringer 2101-1 OP2 Q3 Report 2013 4